Exhibit 4.1(d): Restatement of last sentence of Article I, Paragraph 7 (Approved by the stockholders on March 19, 1996):

"Notwithstanding anything to the contrary herein: (i) all non-qualified options outstanding under the Plan as of March 19, 1996 shall remain exercisable until August 31, 1997 and one half of such outstanding non-qualified options held by each optionee shall remain exercisable until August 31, 1998; and (ii) all options granted under the Plan after August 31, 1994 shall remain exercisable until a date no later than August 31, 2004."